<u>CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH "[***]". SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II)WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.</u>

ART PURCHASE AGREEMENT
Contract Number PA00369

Artist:	Cecily Brown	(the "**Work**")
Title:	What You Need	
Medium:	Oil on linen	
Size:	17 x 50 in. (43.2 x 127 cm)	
Date:	2006	

THIS ART PURCHASE AGREEMENT ("***Purchase Agreement***") is made and entered into this 9th day of July, 2024 (the "***Effective Date***"), by and between **[***]**, a New York limited liability company with an address at **[***]** ("***Seller***"), and Masterworks Gallery, LLC, a Delaware limited liability company with an address at 225 Liberty Street, 29th Floor, New York, New York, 10281 ("***Agent***"). Seller is the sole legal and beneficial Owner ("***Owner***") of the work of art described above (the "***Work***"). Agent is acting as agent on behalf of the Gallery Segregated Portfolio of Masterworks Cayman, SPC ("***Buyer***"), and has the exclusive authority to buy the Work on behalf of Buyer. Seller, has agreed to sell the Work to Buyer, and Agent, on behalf of Buyer, has agreed to buy the Work from Seller, on the terms and conditions set forth in this Purchase Agreement. In consideration of the mutual promises contained in this Purchase Agreement, the parties agree as follows:

1. <u>SALE</u>. Seller agrees to sell the Work to Buyer, and Agent on behalf of Buyer agrees to buy the Work from Seller, subject to the terms and conditions set forth in this Purchase Agreement.

2. <u>PURCHASE PRICE AND MANNER OF PAYMENT</u>.

2.1 The purchase price for the Work is One Million Three Hundred Fifty Thousand U.S. Dollars (USD $1,350,000) (the "***Purchase Price***"). For the purposes of this Purchase Agreement, the "**Closing Date**" shall mean the date upon which Agent or Buyer pays the full Purchase Price to the Seller and the "**Closing**" shall mean the time such payment is received in good, cleared funds by Seller and title to the Work is vested in Buyer.

2.2 The Purchase Price shall be paid as follows: (i) a deposit in the amount of One Hundred Thirty Five Thousand U.S. Dollars (USD $135,000) (the "***First Installment***") shall be paid within three (3) business days of written confirmation that the Work is in Seller's account at the Storage Location (as defined below), and (ii) the remaining One Million Two Hundred Fifteen Thousand U.S. Dollars (USD $1,215,000) (the "***Final Installment***") shall be paid no later than one hundred eighty (180) calendar days from the Effective Date.

2.3 The obligation to pay the Purchase Price is expressly conditioned on both: (i) Buyer's ability to inspect the Work on or prior to the Closing Date to confirm that it is materially in the same condition described in the Condition Report (defined below); and (ii) relocation of the Work to the Storage Location (as defined below). Agent or Buyer shall pay the Purchase Price to Seller by wire transfer in accordance with the wire instructions listed in the invoice, a copy of which is attached hereto as <u>Exhibit B</u>, which shall be verbally confirmed by a designated representative on behalf of Buyer and a designated representative on behalf of Seller prior to payment to Seller.

3. <u>REPRESENTATIONS, WARRANTIES, AND COVENANTS OF SELLER</u>.

3.1. To induce Agent to enter into this Purchase Agreement, and acknowledging that Agent and Buyer are relying on each and all of the following representations, warranties and covenants, Seller represents and warrants to Agent and Buyer on the Effective Date and on the Closing Date and agrees with Agent and Buyer that:

3.1.1. Seller, without any further action, consent or authority of any other party, and without violation of any party's rights or claims, has, under written agreement, full right, legal authority and capacity to enter into this Purchase Agreement, to make the covenants, representations, warranties, and indemnifications contained in this Purchase Agreement to execute and deliver the bill of sale (the "***Bill of Sale***") in the form annexed as Exhibit C to this Purchase Agreement, to sell and transfer good and marketable title to the Work to Buyer on the Closing Date and to complete the transaction contemplated by this Purchase Agreement.

3.1.2. The Work is authentic, meaning the Work was created by the artist indicated on the attached Exhibit A.

3.1.3. Owner is the sole legal and beneficial owner of the Work and has good and marketable title to the Work.

3.1.4. The Work is not, and through the Closing shall not be, subject to or the subject of any rights or interests of others, claims, liens, security interests, restrictions, conditions, options or other encumbrances of any kind held or claimed by any person, entity, government or government agency (actual, threatened or pending) (collectively, "***Claims***"). Seller has no knowledge of any facts or circumstances likely to give rise to any Claims.

3.1.5. Seller is not aware of any challenges or disputes (current, past, pending or threatened) relating to the attribution, authenticity, description or provenance of the Work. Seller has provided Agent with all information in Seller's knowledge concerning the attribution, authenticity, description, and condition of the Work.

3.1.6. The condition of the Work is as of the Effective Date and shall be upon inspection of the Work by Buyer and delivery and inspection of the Work at the Delivery Location (as defined in Section 8.1 below) and at the Closing, as stated in the condition report attached hereto and incorporated by reference as Exhibit A (the "***Condition Report***"). Upon delivery at the Delivery Location, a new condition report for the Work shall be prepared at the sole cost and expense of Buyer, which shall confirm that the condition of the Work is materially the same as set forth in the Condition Report. If the Work is not in materially the same condition as reflected in the Condition Report at the time of Closing or its delivery at the Delivery Location, Buyer shall have the right to terminate the Purchase Agreement in its sole discretion.

3.1.7. To the best of Seller's knowledge the Work has been lawfully exported and imported as required by the laws of any country in which it was located or to which it was transported, and any duties and taxes on the export and import of the Work have been paid and any required declarations upon the export and import have been made.

3.1.8. The Work has not been used and the Purchase Price funds will not be used to violate the banking, anti-money laundering or currency transfer laws or regulations, anti-terrorism, sanctions, or international restrictions of the United States or any other country. Seller, knows Owner and has transacted with him through a business that has a written compliance program in accordance with U.S. and local law, and has provided the requisite information for Agent to confirm, Owner's identity (including any ultimate beneficial owner of a 25% or greater interest in the Work (a "***Beneficial Owner***") and that Owner (including any Beneficial Owner) is not as of the Effective Date or the Closing Date named on any Office of Foreign Assets Control (OFAC) List, U.N. Terrorism list, U.K. Sanctions List, EU Sanction Lists, The Dept. of Foreign Affairs & Trade List, or other generally applicable law or regulation.

3.1.9. Seller is not aware of a certificate of authenticity or other similar documentary or other evidence of ownership (collectively, a "***Certificate***") that exists with respect to the Work.

3.1.10. If, at any time prior to the Closing, Seller shall become aware of any fact(s) or circumstance(s) arising after the Effective Date that would make any of the representations and warranties in this Section 3 false or materially inaccurate as of the Effective Date or the Closing Date, Seller shall promptly notify Agent or Buyer in writing of such fact(s) or circumstance(s).

3.2. Seller does hereby agree to indemnify, defend and hold Agent and Buyer free and harmless from any and all demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted or alleged against

Agent or Buyer as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by, or asserted or alleged against Agent or Buyer arising by reason of, or in connection with, the breach or alleged material breach by Seller of any provision of this Purchase Agreement, or the actual or alleged falsity or material inaccuracy of any representation or warranty by Seller contained in this Purchase Agreement.

3.3. The benefits of the representations, warranties, covenants and indemnities contained in this Purchase Agreement shall survive completion of the transaction contemplated by this Purchase Agreement, including without limitation transfer of the Work to Buyer. It shall be a condition precedent to Agent and Buyer's obligations that Seller's representations and warranties contained in this Purchase Agreement are true and correct on and as of the Closing Date and delivery of the Work to Buyer. Notwithstanding anything to the contrary herein, Seller's representation, warranty and indemnification relating to the authenticity of the Work shall survive for a period of four (4) years from the Closing Date.

3.4 For the avoidance of doubt, the parties acknowledge that the standard business practices of Masterworks as a company engaged in securitization of artworks shall not, in any way, invalidate or negate any of the representations, warranties, guarantees, or obligations under this Purchase Agreement.

4. INSPECTION. Buyer, or Agent on behalf of Buyer, inspected the Work on June 24th, 2024 at a residence in New York, New York. Buyer shall be entitled to inspect the Work at least one additional time prior to the Closing Date to confirm, in Buyer's sole discretion, that the condition of the Work materially matches the condition reflected in the Condition Report attached hereto as Exhibit A. When the Work is delivered to the Delivery Location, Delaware Freeport shall be entitled to inspect the Work to confirm the condition of the Work matches the condition reflected in the Condition Report.

5. STORAGE AND CARE OF THE WORK.

5.1 Between the Effective Date and the date on which Seller packs, ships and/or arranges the transfer of the Work for delivery to the Delivery Location, Seller shall pack the Work and finalize arrangements for delivery from the current address to Seller's account at the the Delaware Freeport, located at 315 Ruthar Drive, Newark, Delaware 19711 (the "***Storage Location***"). After arrival at the Storage Location the Work will remain in an account under the name and control of Seller before the Closing Date. Seller shall not otherwise relocate the Work, unless agreed upon under separate cover.

5.2. Seller agrees to ensure an appropriate storage environment consistent with standards provided by the Delaware Freeport to other works of fine art, which the Delaware Freeport advertises to include "museum quality" conditions and procedures designed to protect the Work from water, fire, loss, damage, deterioration, theft, mishandling, dirt, vermin, insects, and from extremes of light, temperature, and humidity from the Effective Date and until the Work is delivered to the Delivery Location. Any damage to the Work must be reported promptly to Agent after Seller is made aware (email will suffice). As of the Effective Date, Seller will not perform any conservation or restoration on the Work without notice to Agent.

6. INSURANCE & RISK OF LOSS. Seller shall arrange and pay for the Work to be insured under Seller's fine arts policy for an amount equal to the Purchase Price commencing on the Effective Date and continuing until risk of loss transfers to Buyer. Risk of loss to the Work shall transfer from Seller to Buyer following both: (i) payment by Buyer of the Purchase Price in full, in good, cleared funds; and (ii) Buyer's acceptance of the Work at the Delivery Location. On the Effective Date, Seller shall provide Agent with a certificate of insurance evidencing Seller's insurance coverage.

7. TITLE. On the Closing Date, Seller hereby transfers to Buyer good and marketable title and exclusive and unrestricted right to possession of the Work, free and clear of any and all Claims. On the Closing Date, Seller shall deliver to Agent a signed copy of the Bill of Sale, together with any Certificate or other evidence of title or authenticity in the actual or constructive possession of Seller (if applicable).

8. DELIVERY AND EXPENSES.

8.1. Within five (5) business days of Seller's receipt of the Purchase Price in good, cleared funds, if the Seller has not already done so, Seller shall arrange for the Work to be transferred to Agent's account at Delaware Freeport, located at 315 Ruthar Drive, Newark, DE 19711, which will then become (the "***Delivery Location***").

8.2. Seller shall pay all costs related to and be responsible for arranging the crating, packing, shipping and insuring the Work from its current address to the Storage Location and shall be responsible for all costs and expenses relating to such relocation of the Work. Seller shall be responsible for arranging the crating, packing, shipping, transferring and insuring the Work from the Storage Location to the Delivery Location and insuring the Work until the Closing Date.

9. THIRD-PARTY COMMISSIONS Neither Agent nor Buyer shall be responsible for and neither shall pay any commissions or fees due any person acting on behalf of Seller as a result of the transaction contemplated by this Purchase Agreement. Seller shall not be responsible for and shall not pay any commissions or fees due any person acting on behalf of Agent or Buyer as a result of the transaction contemplated by this Purchase Agreement. Seller shall be responsible to pay any fees or costs to any agent or advisor engaged by Seller in connection with the transactions contemplated hereby and Agent and Buyer shall be indemnified and held harmless from any claim by any such agent or advisor relating to this Purchase Agreement and the transactions contemplated hereby. The parties acknowledge and agree that no such agent or advisor to Seller is an employee or affiliate of Buyer or Agent..

10. TERMINATION.

10.1 Buyer shall have the right to terminate this Purchase Agreement prior to the Closing in the event of: (i) a material breach by Seller of any of the covenants or obligations of Seller under this Purchase Agreement that cannot be cured after five (5) days' written notice (email will suffice) to Seller; or (ii) the demonstrated falsity or material inaccuracy of any of Seller's representations or warranties contained in this Purchase Agreement including without limitation Section 3.1.5 (whether or not such falsity or material inaccuracy results from an intentional or unintentional misrepresentation by Seller or from facts or events occurring before or after the Effective Date).

10.2 In the event of termination as set forth above, then Seller shall within thirty (30) days of notice from Buyer, repay to Buyer all amounts, if any, previously paid by Buyer or Agent to Seller under this Purchase Agreement, and if such breach occurs or is discovered after the Work has been delivered to Buyer, upon receipt of such funds, Buyer will release the Work to Seller, unless the Buyer is prevented by law from doing so. In the event of any material damage to the Work which would be considered a total loss (i.e. the Work has been damaged and as a result has depreciated in value by 50% or more of the Purchase Price), and risk of loss has already passed to the Buyer, should the parties not agree on the level of depreciation the parties will solicit an appraisal from a mutually agreed upon independent expert recognized in the relevant field to assess the degree of damage and work in good faith towards a resolution.

10.3 For the purposes of this Section 10, "Buyer" shall refer to Buyer, and Agent on behalf of Buyer.

11. MISCELLANEOUS. This Purchase Agreement, including the exhibits attached hereto, represents the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes any and all other and prior agreements between the parties with respect to the sale of the Work and declares all such prior agreements between the parties null and void. In the event of a conflict between this Purchase Agreement and any invoice issued by Seller, the terms of this Purchase Agreement shall control. Seller and Agent, on behalf of itself and Buyer, agree that Buyer is a third-party beneficiary of this Purchase Agreement. The terms of this Purchase Agreement may not be modified or amended, except in a writing signed by the parties hereto. Seller may not assign this Purchase Agreement without the prior written consent of Agent or Buyer. This Purchase Agreement shall inure to the benefit of, and shall be binding upon, the successors, permitted assigns, heirs, executors, administrators and legal representatives of the parties hereto. For a period of one (1) year after the Effective Date hereafter, Seller hereby agrees that on its own behalf it will not knowingly, directly or indirectly, offer, sell or agree to sell any artwork to any person other than Agent that, directly or indirectly, intends to offer fractional investment in the artwork through the sale of securities, or risk no longer being able to do business with Masterworks. This Purchase Agreement, and all matters arising out of or relating to this Purchase Agreement, shall be governed and construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions. Any dispute arising under or related to this Purchase Agreement shall be resolved in the New York State Supreme Court, New York County or in the United States District Court for the

Southern District of New York. This Purchase Agreement may be executed in counterparts, including by electronic signatures, PDF or facsimile, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have hereunto signed their hands and seals as of the Effective Date.

SELLER:

[***]

BY:
ITS:

AGENT:

MASTERWORKS GALLERY, LLC

BY:
ITS:

[Signature Page to Art Purchase Agreement]

EXHIBIT A

DESCRIPTION OF WORK AND CONDITION REPORT

EXHIBIT B

INVOICE

EXHIBIT B

INVOICE

"Buyer"	Masterworks Gallery, LLC, as agent for Masterworks Cayman, SPC, acting on behalf of its Gallery Segregated Portfolio
"Seller's Agent"	**[***]**
"Delivery Address"	Delaware Freeport, 315 Ruthar Drive, Newark, Delaware 19711
"Selling Price"	One Million Three Hundred and Fifty Thousand US Dollars (US$ 1,350,000.00)
"Sales Tax"	N/A
"Purchase Price"	One Million Three Hundred and Fifty Thousand US Dollars (US$ 1,350,000.00)
Payment of Purchase Price	**Wire Purchase Price to:** **[***]** Account # **[***]** Routing # **[***]** **[***]** **This Invoice is subject to the terms and condition of the Art Purchase Agreement dated 2024-July-8 between [***] and Masterworks (the "Agreement"). In the event of a conflict between the terms of this Invoice and the Agreement, the Agreement will be controlling.**

ARTWORK

Cecily Brown What You Need (diptych) 2006 Oil on linen 17 x 50 inches (43.2 x 127 cm) overall Signed "Cecily Brown 2006" on verso	Provenance The artist and Gagosian Gallery Christie's, London, Michael Clark Benefit Sale, October 15, 2006 Private Collection, Spain Edward Tyler Nahem Gallery Private Collection, New York

EXHIBIT C

BILL OF SALE

Dated: _______________, 2024

Sold by:	[***]	
Sold to:	Gallery Segregated Portfolio Masterworks Cayman, SPC 225 Liberty Street, 29th Floor New York, New York 10281	("Buyer")

Artist:	Cecily Brown	(the "Work")
Title:	What You Need	
Medium:	Oil on linen	
Size:	17 x 50 in. (43.2 x 127 cm)	
Date:	2006	

NY Sales Tax:	None Withheld; Delaware Delivery
Purchase Price:	USD $1,350,000

For value received, Seller acknowledges that the Work, good and marketable title to the Work, and all right to possession thereto and all legal ownership thereof, have been irrevocably, and without condition or reservation of any kind, sold, transferred, and conveyed to Buyer.

The Work is sold subject to each and all of the provisions, terms, conditions, covenants, representations, warranties and indemnities contained in the Art Purchase Agreement No. PA00369 by and between Seller and Masterworks Gallery, LLC dated July 9, 2024, and all such provisions, terms, conditions, covenants, representations, warranties and indemnities of the parties thereunder are incorporated herein by this reference as if fully set forth herein in their entirety.

SELLER:

[***]

____

BY:
ITS: